EXHIBIT 99.1

For immediate release:	contact: A. Ernest Toth, Jr. Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES
FINANCIAL RESULTS FOR SIX MONTHS ENDED JULY 3, 2004

Edison, NJ- AUGUST 23, 2004 - PHARMACEUTICAL FORMULATIONS, INC. (OTC Bulletin Board: PHFR) (“PFI” or the “Company”) announced today that it had consolidated net sales of $36.2 million for the six months ended July 3, 2004 compared with consolidated net sales of $33.8 million for the comparable period of the prior year, an increase of 7.3%. The increase is primarily due to the inclusion of the net sales of Konsyl Pharmaceuticals Inc., which was acquired by PFI on May 15, 2003. Konsyl’s net sales were $5.3 million in the current six-month period as compared to $1.3 million in the prior period. Net sales for PFI without Konsyl decreased $1.5 million or 4.7% to $31.0 million from the prior year. This decrease in net sales was primarily due to lower prices and increased price competition in the Private Label Over-the-Counter market, decreased production for certain contract manufacturing customers, and higher sales discounts and allowances.

Cost of sales as a percentage of net sales on a consolidated basis was 86.1% for the six months ended July 3, 2004 as compared to 84.3% in the prior period. Konsyl’s cost of sales as a percentage of net sales was 51.8% for the current period. PFI’s cost of sales (excluding Konsyl) as a percentage of net sales increased to 92.0% for the current period from 85.2% for the comparable period in the prior fiscal year due to increased competition in the Over-the-Counter market, decreased production from certain contract manufacturing customers, increased sales discounts and allowances due to higher retailer rebate programs and chargebacks from our private label customers and a shift in product mix in both the Private Label and Contract Manufacturing businesses to lower margin products.

Selling, general and administrative expenses were $7.7 million or 21.2% of net sales for the six months ended July 3, 2004 as compared to $5.3 million or 15.7% of net sales in the prior year period. The increase of $2.4 million is primarily due to Konsyl’s results being included as of May 16, 2003. The remaining increase reflects higher distribution expenses, professional fees, insurance expenses and personnel expenses.

The Company incurred a net loss of $2.8 million or $.03 per share for the six months ended July 3, 2004 as compared to a net loss of $915,000 or $.01 per share in the prior period.

The Company continues to strengthen it management team with the appointment of Brian Bradley to the new position of Executive Vice President of Sales & Marketing for PFI effective August 2, 2004. Mr. Bradley will be responsible for the entire Sales & Marketing areas.

Mr. Bradley brings over 20 years of sales, marketing and management experience to PFI. Most recently he was President & Chief Executive Officer of USA Labs, an upscale manufacturer of personal care and household consumer products. From 1995 to 2003, Brian advanced from Vice President of Sales to President and Chief Customer Officer at Lander Co., Inc., a premier custom health & beauty care manufacturing company. Prior to that, he served two years as Sales Director at Schering Plough and eight years in field sales at Wyeth Pharmaceuticals.

“Brian’s experience spans the National Brand, Private Label, Value Brand and Exclusive Brand segments in the OTC and HBC products categories. His profound understanding of the challenges and opportunities within the OTC markets will be of immediate value in PFI realizing our objectives and strategic goals” said Michael A. Zeher, President and Chief Operating Officer of PFI. “His strong relationships in the trade will significantly improve PFI’s position with major customers” continued Zeher.

Founded in 1964, Pharmaceutical Formulations, Inc. (OTC Bulletin Board: PHFR) is a publicly-traded private label manufacturer and distributor of OTC solid dose pharmaceutical products in the United States. Konsyl is a manufacturer and distributor of powdered natural fiber dietary supplements, which has been in business over 35 years. Products are sold under both the “Konsyl®” brand name and various private labels. Konsyl also manufactures a gastrointestinal diagnostic product, “Sitzmarks”, that is sold to hospitals, colon and rectal surgeons, and radiologists.

ICC Industries Inc. is the holder of approximately 74.5 million shares (about 87%) of the common stock of PFI. ICC is a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey, and had 2003 sales of approximately $1.1 billion.

This press release may contain forward-looking information and should be read in conjunction with the company’s 10-K and quarterly and periodic reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission.